ARTICLES OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF
TOTAL IDENTITY CORP.
(Under Section 607.0602 of the Florida Business Corporation Act)

The undersigned, being the President and Chief Executive Officer of TOTAL IDENTITY CORP., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the "Corporation"), bearing document number S68597, does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation as required by Section 607.0602 of the Florida Business Corporation Act:

RESOLVED, that the series of Preferred Stock, denominated as the Corporation’s Series 1 Preferred Stock and consisting of 1,250,000 shares, be eliminated and restored to the status of authorized but unissued Preferred Stock, subject to future designation by the Board of Directors in accordance with the authority conferred upon it in the Corporation’s Articles of Incorporation, as amended.

RESOLVED, that by virtue of the authority contained in the Articles of Incorporation of the Corporation, the Corporation has authority to issue 1,500,000 shares of $.01 par value per share preferred stock, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable laws of the State of Florida

RESOLVED, that pursuant to the authority granted to the Board of Directors under the Articles of Incorporation, there is hereby created a series of Preferred Stock, to be denominated as the Corporation’s Series AA Preferred Stock, consisting of 1,000,000 shares of preferred stock, $.01 par value per share, having the rights, preferences, privileges, powers and limitations set forth below.

RESOLVED, that Article IV of the Corporation’s Articles of Incorporation - SHARES - be and the same hereby replaced, in its entirety, by the following:

ARTICLE IV
SHARES

This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is Thirty Million (30,000,000) shares, par value $0.01. The total number of shares of Preferred Stock which this Corporation is authorized to issue is One Million Five Hundred Thousand (1,500,000) shares, par value $0.01.

The shares of Preferred Stock may be issued from time to time on one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, options, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Florida. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The series of Preferred Stock, denominated as the Corporation’s Series A Preferred Stock and consisting of 250,000 shares, is hereby eliminated and restored to the status of authorized but unissued Preferred Stock, subject to future designation by the Board of Directors in accordance with the authority conferred upon it in the Corporation’s Articles of Incorporation, as amended.

The series of Preferred Stock, denominated as the Corporation’s Series B Preferred Stock and consisting of 500,000 shares, is hereby eliminated and restored to the status of authorized but unissued Preferred Stock, subject to future designation by the Board of Directors in accordance with the authority conferred upon it in the Corporation’s Articles of Incorporation, as amended.

The series of Preferred Stock, denominated as the Corporation’s Series 1 Preferred Stock and consisting of 1,250,000 shares, is hereby eliminated and restored to the status of authorized but unissued Preferred Stock, subject to future designation by the Board of Directors in accordance with the authority conferred upon it in the Corporation’s Articles of Incorporation, as amended.

Designation of Series AA Preferred Stock

Of the 1,500,000 shares of Preferred Stock, par value $.01 per share, authorized pursuant to the Articles of Incorporation, as amended, 1,000,000 of such shares are hereby designated as “Series AA Preferred Stock.” The powers, designations, preferences, rights, privileges, qualifications, limitations and restrictions applicable to the Series AA Preferred Stock are as follows:

A.  Designation. There is hereby designated a series of Preferred Stock denominated as “Series AA Preferred Stock,” consisting of 1,000,000 shares, $.01 par value per share, having the powers, preferences, rights and limitations set forth below.

B.  Liquidation Rights. The holders of the Series AA Preferred Stock shall have liquidation rights as follows (the “Liquidation Rights”):

1.  Payments. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Series AA Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $0.01 per share, and no more, before any payment or distribution is made to the holders of the Corporation’s common stock (the “Common Stock”). But the holders of Series AA Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of any series or class of the Corporation’s stock hereafter issued that ranks senior as to liquidation rights to the Series AA Preferred Stock (“senior liquidation stock”) has been paid in full. The holders of Series AA Preferred Stock and all other series or classes of the Corporation’s stock hereafter issued that rank on a parity as to liquidation rights with the Series AA Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of Series AA Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Corporation.

2.  Corporation Action. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity, nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property will be considered a liquidation, dissolution or winding upon the Corporation.

C.  Conversion. The holders of the Series AA Preferred Stock shall have the right to convert their Series AA Preferred Stock into Common Stock at the rate of 10,000 shares of Common Stock for each share of Series AA Preferred Stock outstanding. Such conversion right may be exercised at any time during which the Series AA Preferred Stock is outstanding. Notwithstanding the foregoing, the Series AA Preferred Stock may not be converted into Common Stock except to the extent that, at the time of conversion, there are a sufficient number of authorized but uinissued and unreserved shares of Common Stock available to permit conversion. Any holder of Series AA Preferred Stock desiring to convert its Series AA Preferred Stock shall provide a written notice of conversion to the Company specifying the number of shares to be converted, accompanied by the certificate evidencing the Series AA Preferred Stock to be converted, as well as a duly executed stock power with signature medallion guaranteed (“Conversion Notice”). In the event that, at the time of its receipt of the Conversion Notice, the Company does not have a sufficient number of authorized but unissued and unreserved shares of Common Stock to permit conversion of all outstanding shares of Series AA Preferred Stock, it shall, within five (5) business days following its receipt of the Conversion Notice, provide written notice of its receipt of the Conversion Notice to all holders of Series AA Preferred Stock (the “Company Notice”). Each holder of Series AA Preferred Stock shall then have a period of five (5) business days from the date of the Company Notice in which to provide written notice to the Company of such holder’s election to convert its Series AA Preferred Stock into its pro-rata portion of the authorized but unissued and unreserved Common Stock issuable pursuant to the Conversion Notice. The Company shall issue Common Stock upon conversion of the Series AA Preferred Stock based upon the Conversion Notice and responses to the Company Notice, if any. The first Conversion Notice received by the Company shall govern the issuance of Common Stock to all holders of Series AA Preferred Stock and the Company shall not recognize any other Conversion Notice until the issuance of Common Stock based upon the initial Conversion Notice has been completed. Future Conversion Notices shall be governed by the process set forth in this paragraph.

D.  Voting Rights. The holders of the Series AA Preferred Stock shall have 10,000 votes per share of Series AA Preferred Stock, and shall be entitled to vote on any and all matters brought to a vote of stockholders of Common Stock, and shall vote as a group with and on the same basis as holders of Common Stock. Holders of Series AA Preferred Stock shall be entitled to notice of all stockholder meetings or written consents with respect to which they would be entitled to vote, which note would be provided pursuant to the Corporation’s By-Laws and applicable statutes. Except as otherwise set forth herein, and except as otherwise required by law, holders of Series AA Preferred Stock shall have not have class voting rights on any matter.

E.  Protective Provisions. So long as shares of Series AA Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by voting or written consent, as provided by Florida law) of the holders of at least a majority of the then outstanding shares of Series AA Preferred Stock:

•	Alter or change the rights, preferences or privileges of the shares of Series AA Preferred Stock so as to affect adversely the holders of Series AA Preferred Stock; or

•
Do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series AA Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

F.  Preferences. Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion.

G.  Amendments. Subject to Section E above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Series AA Preferred Stock may be amended by a resolution of the Board of Directors. At any time there are no shares of Series AA Preferred Stock outstanding, the Board of Directors may eliminate the Series AA Preferred Stock by amendment to these Articles of Amendment.

H.  Adjustments. The outstanding shares of Series AA Preferred Stock shall be proportionately adjusted to reflect any forward split or reverse split of the Corporation’s Common Stock occurring after the issuance of Series AA Preferred Stock.

The foregoing resolutions and amendment were duly adopted by the Board of Directors of the Corporation by Unanimous Written Consent in Lieu of Meeting dated October __, 2006. Shareholder approval of these Articles of Amendment is not required under Section 607.0602 of the Florida Business Corporation Act.

5

IN WITNESS WHEREOF, the undersigned, being the President and Chief Executive Officer of the Corporation, has executed these Articles of Amendment as of October __, 2006.

TOTAL IDENTITY CORP.

By: _______________________________
Matthew P. Dwyer
President and Chief Executive Officer